LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

Bluerock Institutional High Income Credit Fund LLC

A Delaware Limited Liability Company

This LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of BLUEROCK INSTITUTIONAL HIGH INCOME CREDIT FUND LLC (the “Company”) dated as of November 18, 2019 (the “Effective Date”) is entered into by and among the Company and the Members (as defined below).

ARTICLE I
DEFINITIONS

1.1. Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. All references to Articles and Sections refer to Articles and Sections of this Agreement, and all references to Exhibits are to Exhibits attached hereto, each of which is made a part hereof for all purposes. This Agreement and any provision of it shall not be construed against the party that drafted the Agreement or such provision.

1.2. Certain Definitions.

(a) “Act” means Title 6, Chapter 18 of the Delaware Code and any successor statute, as amended from time to time.

(b) “Additional Interests” has the meaning set forth in Section 3.1(b).

(c) “Advisor” means Bluerock Credit Fund Advisor, LLC, a Delaware limited liability company.

(d) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that no securityholder of the Company shall be deemed an Affiliate of any other securityholder solely by reason of an investment in the Company. For the purpose of this definition, the term “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(e) “Agreement” means this Limited Liability Company Operating Agreement of the Company, dated as of the Effective Date, as it may be amended from time to time.

(f) “Allocation Procedures” has the meaning set forth in Section 11.6(d).

(g) “Board” means the board of directors of the Company.

(h) “Capital Account” means, with respect to any Member, the Capital Account maintained in accordance with the following provisions:

(i) To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 6.1(e), and the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member;

(ii) To each Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 6.1(e), and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company; and

(iii) In determining the amount of any liability for purposes of Sections 1.2(h)(i) and 1.2(h)(ii) hereof, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Members shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or the Members), are computed in order to comply with such Regulations, the Members may make such modification; provided that it is not likely to have a material adverse effect on the amounts distributable to any Member pursuant to ARTICLE XIII upon the dissolution of the Company. The Members also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes in accordance with Regulations Section 1.704-1(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

(i) “Capital Contribution” has the meaning set forth in Section 4.1.

(j) “Certificate” has the meaning set forth in Section 2.1.

(k) “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

(l) “Depreciation” means, for each Fiscal Year (or other applicable period), an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income Tax purposes with respect to an asset for such period, except that (i) if the Gross Asset Value of an asset differs from its adjusted Tax basis and such difference is being eliminated by use of the “remedial method” defined by Regulations Section 1.704-3(d), Depreciation for such period shall be the amount of book basis recovered for such Fiscal Year or other period under the rules prescribed by Regulations Section 1.704-3(d)(2), and (ii) if the Gross Asset Value of any other asset differs from its adjusted Tax basis for federal income Tax purposes at the beginning of such period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income Tax depreciation, amortization, or other cost recovery deduction for such period bears to such beginning adjusted Tax basis; provided, however, that if the adjusted Tax basis for federal income Tax purposes of an asset at the beginning of such period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

(m) “Director” has the meaning set forth in Section 7.1(a).

(n) “Effective Date” has the meaning set forth in the preamble.

(o) “Fiscal Year” means the fiscal year of the Company, which shall end on September 30 of each calendar year except as otherwise decided by the Board or required by the Code and Regulations. In its sole discretion, the Board shall designate shorter fiscal periods within a Fiscal Year to account for varying interests of the Members or as it otherwise deems appropriate.

(p) “Gain Recognition Election” has the meaning set forth in Section 10.3.

(q) “Gross Asset Value” means, with respect to any asset of the Company, the asset’s adjusted basis for U.S. federal income Tax purposes, except as follows:

(i) the Gross Asset Value of any asset contributed by a Member to the Company is the gross fair market value of such asset as determined by the Board at the time of contribution;

(ii) the Gross Asset Value of all assets of the Company shall be adjusted to equal their respective gross fair market values, as determined in good faith by the Board, including as of the following times: (A) the acquisition of any Additional Interest in the Company by any new or existing Member in exchange for services or more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an Additional Interest in the Company; (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); or (D) at such other times as the Board deems necessary to reflect the intended economic interests of the Members in the Company; provided, however, that the adjustments pursuant to clauses (A), (B) and (D) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company; and

(iii) the Gross Asset Value of any asset of the Company distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the Board.

If the Gross Asset Value of an asset of the Company has been determined or adjusted pursuant to subparagraph (i) or (ii) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profit or Loss.

(r) “Indemnified Party” has the meaning set forth in Section 11.1(c).

(s) “Independent Accountants” means EisnerAmper LLP, or any replacement independent certified public accounting firm selected by the Board or a duly authorized committee thereof from time to time.

(t) “Investment Adviser” means Advisor or such other investment adviser of the Company as the Board may appoint pursuant to Section 7.2.

(u) “Investment Company Act” means the Investment Company Act of 1940, as amended, and any successor statute.

(v) “Member” means each of (i) Silverpeak CLO Cayman Holdings LP, a Cayman Islands exempted limited partnership, and Silverpeak CLO Cayman GP LP, a Cayman Islands exempted limited partnership, and (ii) any Person hereafter admitted to the Company as a member as provided in this Agreement, but shall not include any Person who has ceased to be a member in the Company.

(w) “Membership Interest” means a Member’s entire interest in the Company, including such Member’s economic interest, the right to vote on or participate in the Company’s management, if applicable, and the right to receive information concerning the business and affairs of the Company, if applicable, in each case, to the extent expressly provided in this Agreement or required by the Act.

(x) “Officers” has the meaning set forth in Section 8.1.

(y) “Partnership Representative” has the meaning set forth in Section 10.1.

(z) “Person” shall mean an individual, a corporation, partnership, trust, limited liability company, organization, association, government or any department or agency thereof, or any other individual or entity.

(aa) “Profits” and “Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(l) of the Code shall be included in taxable income or loss), with the following adjustments:

(i) Income of the Company that is exempt from U.S. federal income Tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss.

(ii) Expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as such expenditures pursuant to Regulations Section 1.704-l(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses shall be subtracted from such taxable income or loss.

(iii) In the event the Gross Asset Value of the Company is adjusted, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses.

(iv) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for U.S. federal income Tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted Tax basis of such property differs from its Gross Asset Value.

(v) In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year computed in accordance with Section 1.2(k).

(vi) To the extent an adjustment to the adjusted Tax basis of any Company asset pursuant to Section 734(b) of the Code is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses.

(vii) Any items which are specially allocated pursuant to Sections 6.1(b) and 6.1(c) shall not be taken into account in computing Profits or Losses.

The amounts of items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Sections 6.1(b) and 6.1(c) shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

(bb) “Quarterly Net Asset Value Calculation” has the meaning set forth in Section 12.3.

(cc) “Regulations” means the U.S. Treasury Regulations promulgated under the Code.

(dd) “Securities Act” means the Securities Act of 1933, as amended from time to time.

(ee) “Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having sufficient ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

(ff) “Tax” means all U.S. federal, state, local or foreign taxes of any kind, including all interest, penalties and additions to tax imposed thereon.

(gg) “Thompson Hine” means Thompson Hine LLP.

(hh) “Units” means the units representing limited liability company interests in the Company as the Board may cause the Company to issue from time to time in accordance with the terms of this Agreement.

ARTICLE II
ORGANIZATION

2.1. Formation. The Company was organized as a Delaware limited liability company on October 25, 2019 by filing of the Certificate of Formation (the “Certificate”) with the Delaware Secretary of State. To the extent that the rights or obligations of any Member differ by reason of any provision of this Agreement than they would be in the absence of such provisions, this Agreement shall, to the extent permitted by the Act, control.

2.2. Name. The name of the Company is “Bluerock Institutional High Income Credit Fund LLC” or such other name as the Board may designate from time to time.

2.3. Resident Agent; Offices. The Company shall continuously maintain a registered agent and office in the State of Delaware as required by the Act. The registered agent and office shall be as stated in the Certificate or as otherwise determined by the Board.

2.4. Purpose.

(a) The purpose and business of the Company shall be (i) to invest in, hold and dispose of securities and other investments for any lawful business, purpose or activity permitted to be carried on by limited liability companies under the Act (directly or indirectly), (ii) to exercise all rights and powers granted to the Company under this Agreement and any other agreements contemplated hereby consistent with the activities set forth in Section 2.4(a)(i), as the same may be amended from time to time and (iii) to engage in any other lawful acts or activities incidental or ancillary thereto as the Board deems necessary or advisable for which limited liability companies may be organized under the Act.

(b) Subject to the provisions of this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to, or for the furtherance of, the purposes set forth in Section 2.4(a).

(c) Subject to the provisions of this Agreement and applicable law, (i) the Company may enter into and perform any and all documents, agreements and instruments contemplated hereby, all without any further act, vote or approval of any Member and (ii) the Board may authorize any Person (including any Member) to enter into any agreement and perform any action on behalf of the Company.

2.5. Foreign Qualification. The Officers shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in any jurisdiction where the nature of its business makes such qualification necessary or desirable. Subject to the preceding sentence, at the request of the Board, each Member shall execute, acknowledge and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue or terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

2.6. Merger and Consolidation; Sale of Assets; Conversion. Subject to the terms of this Agreement and the requirements of applicable law, the Company may, with the approval of the Board, (a) merge or consolidate with or into one or more limited liability companies or one or more other business entities (as defined in the Act), (b) sell, lease or exchange all or substantially all of its assets, or (c) convert to a statutory trust or other entity type, in each case, without the act, vote or approval of any Member, and no Member who objects to any such action shall acquire the rights of an objecting stockholder set forth in the Delaware Code or have any other appraisal right.

ARTICLE III
UNITS

3.1. New Members.

(a) The name and address of each Member, as well as the number of Units owned by each Member, shall be maintained by the Board.

(b) Subject to the provisions of this Agreement and the approval of the Board, the Company shall have the right to issue or sell to any Person (including Members and Affiliates of Members) any of the following (which for purposes of this Agreement shall be referred to as “Additional Interests”): (i) additional Units; (ii) warrants, options or other rights to purchase or otherwise acquire Units; and (iii) any other equity interests in the Company. Subject to the provisions of this Agreement, the Board shall determine the number of Units or other equity interests in the Company to be issued or sold and the contribution required in connection with the issuance of such Additional Interests. In order for and prior to any Person being admitted as a new Member in connection with an issuance of Additional Interests or with respect to Membership Interests that have been transferred pursuant to this Agreement or otherwise, such Person shall have delivered to the Company a written undertaking and/or subscription agreement in a form acceptable to an authorized Officer to be bound by the terms and conditions of this Agreement and shall have delivered such other documents and instruments as an authorized Officer, acting on behalf of the Company, may reasonably determine to be necessary or appropriate in connection with the issuance of Additional Interests to such Person or the transfer of Membership Interests to such Person to effect such Person’s admission as a Member. Upon the delivery of such documents and instruments, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company and thereupon shall be transferred or issued, as applicable, such Person’s Membership Interest, including such number of Units that correspond to and are part of such Membership Interest.

3.2. Membership Interests; Certification.

(a) The Membership Interests initially shall consist of Units.

(b) The Units shall be uncertificated, unless the Board determines to issue certificates to any Member representing the Units held by such Member. To the extent that a holder of Units is required by the other provisions of this Agreement to deliver or surrender such holder’s certificates representing such Units, then, in the event that the Units are not then held in certificated form, the Company shall provide a form to be completed and delivered by such holder in lieu thereof.

3.3. Liability to Third Parties. Except as to any obligation it may have under the Act to repay funds that may have been wrongfully distributed to it, no Member shall be liable for the debts, obligations or liabilities of the Company, including under a judgment, decree or order of a court.

3.4. Lack of Authority. No Member shall have the authority or power in his, her or its capacity as a Member, without more, to act for or on behalf of the Company, to do any act that would be binding on the Company or to incur any expenditures on behalf of the Company.

3.5. Withdrawal. A Member does not have the right to withdraw from the Company as a Member (except in connection with a transfer of its Units in accordance with this Agreement) and any attempt to violate the provisions hereof shall be legally ineffective.

3.6. Potential Conflicts with Legal Counsel. The Company has engaged Thompson Hine as legal counsel to the Company. Moreover, Thompson Hine has previously represented and/or concurrently represents the interests of the Company and/or parties related thereto in connection with matters other than the preparation of this Agreement and may represent such Persons in the future. Each Member: (a) approves Thompson Hine’s representation of the Company in the preparation of this Agreement and (b) acknowledges (i) that Thompson Hine has not been engaged by any other Member to protect or represent the interests of such Member vis-à-vis the Company or the preparation of this Agreement and (ii) that actual or potential conflicts of interest may exist among the Members in connection with the preparation of this Agreement. Each Member hereby waives any actual or potential conflicts of interest between such Member on the one hand and Thompson Hine on the other hand existing as of the date hereof and agrees to waive any subsequently arising conflict of interest, in each case, as any such conflict of interest relates to the preparation of this Agreement. In addition, each Member: (x) acknowledges the possibility of a future conflict or dispute among Members or between any Member or Members and the Company and (y) acknowledges the possibility that, under the laws and ethical rules governing the conduct of attorneys, Thompson Hine may be precluded from representing the Company (or any equity holder thereof) in connection with any such conflict or dispute. Nothing in this Section 3.6 shall preclude the Company from selecting different legal counsel to represent it at any time in the future, and no Member shall be deemed by virtue of this Section 3.6 to have waived its right to object to any conflict of interest relating to matters other than this Agreement or the transactions contemplated herein.

ARTICLE IV
CAPITAL CONTRIBUTIONS

4.1. Capital Contributions. Each Member shall make, shall have made or shall be required to make Capital Contributions as provided for in this ARTICLE IV. No Member shall be required to make any additional Capital Contributions. A Member shall not be entitled to the return of any part of its Capital Contributions or to be paid interest in respect of its Capital Contributions. A Capital Contribution is not a liability of the Company or of any Member. As used herein, “Capital Contribution” means any contribution, whether in cash or securities or a combination thereof, by a Member to the capital of the Company.

4.2. Determination of Amount. Each Member must make such Capital Contribution as consideration for the Units acquired by such Member as the Board shall determine in its sole discretion and in accordance with applicable law.

ARTICLE V
MEMBER RIGHTS

5.1. Transfer Restrictions; Consent to Conversion; Confidentiality.

(a) None of the holders of Units shall sell, transfer or otherwise dispose of its Units without approval of the Board. Each holder of the Units agrees and acknowledges that the Units have not been registered under the Securities Act, and that the Units may not be transferred except in a transaction exempt from, or not subject to, the registration requirements of the Securities Act.

(b) At any time after the filing, if any, by the Company of a registration statement with the U.S. Securities and Exchange Commission, each holder of Units hereby agrees, if requested by the Company, (i) to the Board taking all actions necessary or desirable, in the sole discretion of the Board, to effectuate such registration statement, including, without limitation, (A) converting the Company to a Delaware statutory trust, (B) paying all fees and expenses relating to the preparation and filing of a registration statement and any amendments thereto with the U.S. Securities and Exchange Commission, (C) providing information with respect to the holders of Units, as required by law, (D) engaging one or more underwriters or placement agents for such registered fund and (E) electing for the Company to be subject to tax as a regulated investment company under the Code and (ii) to granting an irrevocable proxy to the Board to elect additional or replacement Directors (both independent and interested) in contemplation of the conversion of the Company to a Delaware statutory trust.

(c) Without the prior written consent of the Company, no Member may disclose, or cause its directors, agents, advisors, officers, employees, attorneys, accountants, stockholders or interest-holders, authorized representatives or Affiliates to disclose, at any time, the terms of its investment in the Units, the existence or status of negotiations with respect thereto (including the name of the Company or the names of other investors in the Company in any manner, context or format) or any material, non-public information regarding the Company provided to such holder in its capacity as a Member (collectively, the “Confidential Information”); provided that any such Member may disclose Confidential Information (i) if and to the extent required by law, regulation or applicable judicial decisions, (ii) if and to the extent requested by a regulatory authority and (iii) to its Affiliates, its actual or potential investors and its actual or potential lenders, attorneys, accountants, financial advisors, consultants and other advisors, in each case who are subject to similar obligations of confidentiality. To the extent not prohibited from doing so by law, regulation or legal process, prior to any such disclosure of Confidential Information (other than disclosure permitted by clause (i) or (ii) above), the Member shall give the Company an opportunity to review the applicable disclosure and, to the extent reasonable in light of the circumstances (in the sole discretion of an authorized Officer), to provide comments thereto, which comments such holder shall consider in good faith, and shall disclose only that Confidential Information as is reasonably required to be disclosed. To the extent disclosure of the Confidential Information is to be disclosed under clause (ii) or (iii) above, the Member agrees to use reasonable efforts to obtain assurances that any such disclosed Confidential Information will be afforded confidential treatment.

ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS

6.1. Allocations.

(a) Except as otherwise provided in Sections 6.1(b) through 6.1(e), the items of income, expense, gain and loss of the Company comprising Profits or Losses for a Fiscal Year shall be allocated pro rata based on the number of Units held by each Member at the end of such Fiscal Year (or shorter fiscal period).

(b) Loss Limitation. Losses allocated pursuant to Section 6.1(a) shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have a negative Capital Account balance at the end of any Fiscal Year (after taking into account the adjustments, allocations and distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6)). In the event some but not all of the Members would have negative Capital Account balances as a consequence of an allocation of Losses pursuant to Section 6.1(a), the limitation set forth in this Section 6.1(b) shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Losses to such Member under Regulations Section 1.704-1(b)(2)(ii)(d). Allocations of Profit and Loss for the periods after a period to which this Section 6.1(b) applies shall be made in a way that, to the extent possible, reverses the effects of any limitations on allocations of Losses pursuant to this Section 6.1(b).

(c) Compliance with Regulations. The allocations set forth in Section 6.1(a) are intended to allocate Profits and Losses to the Members in compliance with the requirements of Section 704(b) of the Code and the Regulations promulgated thereunder. If the Board reasonably determines that the allocation of Profits or Losses for any period pursuant to the provisions of Section 6.1(a) does not satisfy the “substantial economic effect” safe harbor of Section 704(b) of the Code or the Regulations promulgated thereunder (including the minimum gain and partner minimum gain chargeback requirements of Regulations Section 1.704-2 and the qualified income offset requirement of Regulations Section 1.704-1(b)(2)(ii)(d)), then, notwithstanding anything to the contrary contained in this Agreement, items otherwise included in the computation of Profits and Losses shall be specially allocated in such manner as the Board shall reasonably determine to be required by Section 704(b) of the Code and the Regulations promulgated thereunder; provided, however, that if the Board exercises its authority to make such special allocations, then, notwithstanding the other provisions of this ARTICLE VI, but subject to Section 704(b) of the Code and the Regulations promulgated thereunder, the Board shall specially allocate subsequent Profits or Losses among the Members so as to cause the Members’ respective separate Capital Accounts to have the balances (or as close thereto as possible) that they would have if Profits and Losses were allocated without reference to the special allocations permitted by this Section 6.1(c).

(d) Transfers of Units. All items of Profit, Loss and credit allocable to any Units that may have been transferred or otherwise disposed of shall be allocated between the transferor and the transferee based on an interim closing of the books, as determined in good faith by the Board; provided, however, that this allocation must be made in accordance with a method permissible under Section 706 of the Code and the Regulations thereunder.

(e) Tax Allocations; Section 704(c) of the Code.

(i) In each Fiscal Year, items of income, deduction, gain, loss, or credit that are recognized for Tax purposes shall be allocated among the Members, in such manner as reflects equitably amounts credited or debited to each Member’s Capital Accounts for the current and prior Fiscal Years. Such allocations shall take account of any variation between the adjusted Tax basis of such property to the Company and its Gross Asset Value in accordance with the principles of Section 704(c) of the Code and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Partnership Representative. In the sole discretion of the Partnership Representative, the Company may aggregate realized gains and losses in any manner permitted by Regulations Section 1.704-3.

(ii) Notwithstanding anything herein to the contrary, in the event that a Member withdraws all or part of its Capital Account (including by reason of death), the Partnership Representative may, in its sole discretion, specially allocate items of Company gain or loss to that Member for Tax purposes to reduce the amount, if any, by which the amount distributable to the Member upon the withdrawal differs from that Member’s Tax basis for its withdrawn interest, or otherwise reduce any discrepancy between amounts previously allocated to the Member’s Capital Account and amounts previously allocated to that Member for U.S. federal income Tax purposes.

Allocations pursuant to Section 6.1(e) are solely for purposes of federal, state and local Taxes and shall not affect, or in any way be taken into account in computing, any Member’s share of Profits, Losses, distributions or other items pursuant to any other provision of this Agreement.

6.2. Distributions. Subject to the provisions of this Agreement, the Company may make distributions to the Members from time to time from assets legally available for distribution in amounts and at times determined by the Board and any such distributions shall be made pro rata based on the number of Units held by each Member.

ARTICLE VII
MANAGEMENT; INVESTMENT ADVISERs

7.1. The Board of Directors; Delegation of Authority and Duties

(a) Subject to the delegation of rights and powers as provided for herein, the business and affairs of the Company shall be vested in and conducted by the Board, which shall have the right to manage and control the business and affairs of the Company and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company. Except as otherwise expressly provided for herein, the Members hereby consent to the exercise by the Board of all such powers and rights conferred on it by this Agreement, the Act or otherwise by applicable law with respect to the management and control of the Company. No Member shall have any power to act for, sign for or do any act that would bind the Company without the authorization of the Board. The members of the Board (each, a “Director”) shall devote such time and effort to the affairs of the Company as each Director may deem necessary or appropriate for the oversight of the management and affairs of the Company; provided that, a Director shall not be expected to devote all of his or her time or business efforts to the affairs of the Company. Each Director shall have the duties of a director of a Delaware corporation. As set forth therein, an act of a Director is presumed to be in accordance with subsection (c) thereof. The Directors shall not be subject to any other duties or standard of conduct.

(b) Except as otherwise provided in this Agreement, the Board shall have the power and authority to delegate to one or more other Persons its rights and powers to manage and control the business and affairs of the Company, including delegating such rights and powers to a committee of the Directors, individual Directors, the Officers or agents of the Company or an Investment Adviser. The Board may authorize any Person (including, without limitation, any Member or Affiliate of the Company or an Investment Adviser) to enter into any document on behalf of the Company and perform the obligations of the Company thereunder.

(c) The Board may, by resolution, designate one or more committees, each committee to consist of one or more of the Directors. Any such committee, to the extent permitted by applicable law, this Agreement and a resolution of the Board, shall have, and may exercise, all the powers and authority of the Board in the management of the business and affairs of the Company.

(d) The Board shall, in the performance of its duties, be protected fully in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Board reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

(e) Subject to the provisions of this Agreement, any action which could be taken by the Board or a committee thereof at a meeting of the Board or such committee may be taken by the Board or such committee without a meeting, without prior notice and without a vote, if a consent or consents to such action is given in writing or by electronic transmission by all members of the Board or such committee. Any such written consent may be executed and ascribed to by facsimile or similar electronic means.

(f) The number of Directors constituting the Board shall not be less than three (3) nor more than fifteen (15). The following persons are elected as Directors by the Members as of the Effective Date:

1.	Ramin Kamfar
2.	Simon Adamiyatt
3.	Romano Tio
4.	Clayton Hosterman
5.	Bobby Majumder

As of the Effective Date, the Chairman of the Board shall be Ramin Kamfar. Upon Mr. Ramin Kamfar’s resignation, removal from office, death or incapacity, the Chairman shall be appointed by the Board.

(g) Each Director shall hold office until such Director’s earlier resignation, removal from office, death or incapacity. Unless otherwise provided in the Certificate to reflect voting requirements set forth in the Investment Company Act or under other applicable law, vacancies and newly created directorships resulting from any increase in the authorized number of Directors or from any other cause may be filled by a majority of the Directors then in office, although less than a quorum, and each Director so chosen shall hold office until such Director’s earlier resignation, removal from office, death or incapacity.

(h) The Board shall meet no less frequently than quarterly. Written notice stating the place, day and hour of any meeting of the Board shall be delivered to each Director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, facsimile, telegram or e-mail not less than twenty four (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances. The Chairman of the Board shall have the power to adjourn such meeting from time to time, without any notice other than announcement at the meeting of the time and place of the holding of the adjourned meeting. Upon the resumption of such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally called.

(i) Except as may be otherwise specifically provided by applicable law, the Certificate or this Agreement, at all meetings of the Board or any committee thereof, a majority of the entire Board or such committee, as the case may be, shall constitute a quorum for the transaction of business, and the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board or of any committee thereof, a majority of the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(j) Members of the Board or any committee designated by the Board may participate in a meeting of the Board or of a committee of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 7.1(j) shall constitute presence in person at such meeting (unless otherwise required by applicable law, including, without limitation, the Investment Company Act).

(k) Any Director may resign at any time by submitting his or her written resignation to the Board or secretary of the Company. Such resignation shall take effect at the time of its receipt by the Company unless a later time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

7.2. Investment Advisers.

(a) The Board may, at any time and from time to time, contract for exclusive or nonexclusive advisory, management and/or administrative services for the Company with any corporation, trust, association or other organization, including any Affiliate; and any such contract may contain such other terms as the Board may determine, including without limitation, authority for an Investment Adviser or administrator to determine from time to time without prior consultation with the Board what securities and other instruments or property shall be purchased or otherwise acquired, owned, held, invested or reinvested in, sold, exchanged, transferred, mortgaged, pledged, assigned, negotiated, or otherwise dealt with or disposed of, and what portion, if any, of the Company assets shall be held uninvested and to make changes in the Company’s investments, or such other activities as may specifically be delegated to such party. The Board may further grant any Investment Adviser the authority to delegate such duties to a sub-adviser, so long as any such sub-advisory agreement is in writing and approved by the Board. Each such investment advisory agreement or sub-advisory agreement may be subject to further approval by the Members of the Company, if required under the Investment Company Act.

(b) The Board may also, at any time and from time to time, contract with any corporation, trust, association or other organization, including any Affiliate, appointing it or them as the exclusive or nonexclusive distributor or principal underwriter for the interests of any successor registered investment company, or appointing it or them to act as the custodian, transfer agent, dividend disbursing agent and/or shareholder servicing agent for the Company, or any successor.

(c) The Board is further empowered, at any time and from time to time, to contract with any Persons to provide such other services to the Company or any successor, as the Board determines to be in the best interests of the Company.

(d) The fact that:

(i) any of the Members, Directors, employees or officers of the Company is a shareholder, director, officer, partner, trustee, employee, manager, Investment Adviser, principal underwriter, distributor, or Affiliate or agent of or for any corporation, trust, association, or other organization, or for any parent or Affiliate of any organization with which an Investment Adviser’s, management or administration contract, or principal underwriter’s or distributor’s contract, or custodian, transfer, dividend disbursing, shareholder servicing or other type of service contract may have been or may hereafter be made, or that any such organization, or any parent or Affiliate thereof, is a Member or has an interest in the Company, or that

(ii) any corporation, trust, association or other organization with which an Investment Adviser’s, management or administration contract or principal underwriter’s or distributor’s contract, or custodian, transfer, dividend disbursing, shareholder servicing or other type of service contract may have been or may hereafter be made also has an Investment Adviser’s, management or administration contract, or principal underwriter’s or distributor’s contract, or custodian, transfer, dividend disbursing, shareholder servicing or other service contract with one or more other corporations, trusts, associations, or other organizations, or has other business or interests, shall not affect the validity of any such contract or disqualify any Member, Director, employee or officer of the Company from voting upon or executing the same, or create any liability or accountability to the Company or its Members, provided that the establishment of and performance under each such contract is permissible under applicable law.

ARTICLE VIII
OFFICERS

8.1. Designation and Appointment.

(a) The Board may, from time to time, elect such Officers as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Board). The Officers may be authorized by the Board to open bank accounts, pay the debts of the Company, enter into contracts, execute agreements and other documentation of the Company and perform such other actions as the Board may from time to time deem necessary or appropriate. Any number of offices may be held by the same Person. In the Board’s discretion, it may choose not to fill any office for any period as it may deem advisable. Officers need not be residents of the State of Delaware. Any Officer so designated shall have such authority and perform such duties as is customary for an officer of such type for a Delaware corporation or as the Board may, from time to time, delegate to such Officer. The Board may assign titles to particular Officers. Each Officer shall hold office until his or her successor shall be duly elected and shall have qualified as an Officer or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Officers shall not receive any salaries or other compensation directly from the Company.

(b) The officers (“Officers”) of the Company initially shall be as set forth below:

Individual	Office(s)
Jordan Ruddy	President
Simon Adamiyatt	Treasurer
Patrick Chism	Chief Compliance Officer
Jason Emala	Secretary

8.2. Resignation and Removal. Any Officer may resign as such at any time by submitting his or her written resignation to the Board or the secretary of the Company. Such resignation shall be made in writing or by electronic transmission and shall take effect at the time of its receipt by the Board or at a later time specified therein. The acceptance by the Board of a resignation of any Officer shall not be necessary to make such resignation effective, unless otherwise specified in such resignation. Any Officer may be removed as such, either with or without cause, at any time by the Board. Designation of any Person as an Officer by the Board pursuant to the provisions of Section 8.1 shall not, in and of itself, vest in such Person any contractual or employment rights with respect to the Company.

8.3. Duties of Officers Generally. The Officers, in the performance of their duties as such, shall (a) owe to the Company duties of loyalty and due care of the type owed by the officers of a Delaware corporation to such corporation under the laws of the State of Delaware, and (b) keep the Board reasonably apprised of material developments in the business and affairs of the Company.

ARTICLE IX
MEETINGS OF MEMBERS

9.1. Meetings of Members.

(a) All meetings of the Members shall be held at the principal place of business of the Company or at such other place within or without the State of Delaware as shall be specified or fixed in the notices (or waivers of notice thereof).

(b) Meetings of the Members for any proper purpose may be called at any time by the Board.

(c) All meetings of the Members shall be presided over by the Chairman of the Board. The Board may designate any other Officer or Director to act as chairman of any meeting of the Members in the absence of the Chairman of the Board, and the Board may further provide for determining who shall act as chairman of any meeting of the Members in the absence of the Chairman of the Board or such designee. The Chairman of the Board or such other chairman of any meeting of Members shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order.

9.2. Notice. Written notice stating the place, day and time of any meeting of the Members and the purpose or purposes for which the meeting is called shall be delivered not less than three (3) nor more than sixty (60) days before the date of such meeting by or at the direction of the Board, to each Member entitled to vote at such meeting.

9.3. Quorum; Voting.

(a) Except as otherwise provided in the Certificate or this Agreement or required by applicable law, a quorum shall be present at a meeting of Members if the holders of a majority of the Units entitled to vote at such meeting are represented at the meeting in person or by proxy.

(b) A Member may vote either in person or by proxy executed in writing by the Member. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable.

(c) Except as otherwise provided in the Certificate or this Agreement or required by applicable law, with respect to any matter, (i) the holders of Units entitled to vote on a matter shall vote together as a single class, (ii) each holder of Units entitled to vote shall cast one vote for each such Unit held, and partial Unit voting shall be permitted, and (iii) an affirmative vote of the holders of a majority of the outstanding Units entitled to vote on a matter (or holders of such higher aggregate percentage of Units as is required to authorize or take such action under the terms of the Certificate, this Agreement or applicable law) present in person or by proxy at the meeting at which a quorum is present shall be the act of the Members.

9.4. Action by Written Consent. Subject to the provisions of this Agreement, any action which could be taken by the Members at a meeting of Members may be taken by the Members, without a meeting, without prior notice and without a vote, if a consent or consents to such action is given in writing or by electronic transmission by the holders of a majority of the outstanding Units entitled to vote on such matter (or holders of such higher aggregate percentage of Units as is required to authorize or take such action under the terms of the Certificate, this Agreement or applicable law), provided that a copy of such consent shall be given to each Member promptly thereafter. Any such written consent may be executed and ascribed to by facsimile or similar electronic means.

9.5. Adjournment. The chairman of a meeting or the holders of a majority of the Units present at the meeting and entitled to vote thereat shall have the power to adjourn such meeting from time to time, without any notice other than announcement at the meeting of the time and place of the holding of the adjourned meeting. If such meeting is adjourned by holders of a majority of the outstanding Units entitled to vote and present at the meeting, such time and place shall be determined by a vote of the holders of a majority of the outstanding Units present at the meeting and no notice of the adjourned meeting need be given if such time and place are announced at the meeting at which the adjournment is taken. Upon the resumption of such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally called.

ARTICLE X
TAXES

10.1. Partnership Representative; Tax Returns.

(a) The Board shall cause the Company to prepare and file all necessary U.S. federal, state, local and foreign Tax returns for the Company.

(b) Each Member shall furnish to the Company all pertinent information (including without limitation Internal Revenue Service Form W-9, W-8BEN, W-8ECI or W-8EXP, as applicable) in its possession relating to Company operations that is necessary to enable the Company’s Tax returns to be prepared and filed and to allow the Company to comply with any Tax accounting, withholding and reporting obligations.

(c) Jordan Ruddy is hereby designated, and shall serve as, the “partnership representative” of the Company for purposes of Section 6223 of the Code and in any similar capacity under applicable state or local Tax law (the “Partnership Representative”). The Partnership Representative shall be authorized and required to make any determination, decision or election related to its role as “partnership representative” in its sole discretion and to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by any relevant taxing authority, including resulting administrative and judicial proceedings and to expend Company funds for professional services and costs associated therewith. Each Member agrees to indemnify the Company for any taxes (and related interest, penalties or other charges or expenses) payable by the Company and attributable to such Member’s interest in the Company, as determined by the Partnership Representative. The obligations under this Section 10.1(c) shall survive the withdrawal of any Member, the winding up or dissolution of the Company, or both.

10.2. Tax Allocations and Reports. The Company shall take reasonable efforts so that as soon as they are available after the end of each Fiscal Year, the Board shall cause the Company to furnish each Member an Internal Revenue Service Schedule K-1, which form shall duly reflect the allocation of income, gain, loss and deduction set forth in Section 6.1. Upon the written request of any such Member and at the expense of such Member, the Company shall use reasonable efforts to deliver or cause to be delivered any additional information necessary for the preparation of any federal, state, local and foreign income Tax return which must be filed by such Member. Any deficiency for Taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes) shall be paid by such Member, and if paid by the Company, shall be recoverable from such Member (including by offset against distributions otherwise payable to such Member).

10.3 Gain Recognition Election. In connection with any conversion of the Company to a Delaware statutory trust, the Partnership Representative may (in its sole discretion) cause the Company to make an election pursuant to Section 337 of the Code and the applicable Regulations to cause built-in gain to be recognized in respect of Company property attributable to a Member that is taxable as a corporation (or, on a look-through basis, has direct or indirect owners that are so taxable), and to specially allocate such recognized gain to such Member (a “Gain Recognition Election”). Each Member hereby agrees to provide the Partnership Representative with such information as may be required (including in respect of indirect corporate owners) to enable the Company to make an effective Gain Recognition Election.

10.4. Allocation of Certain Withholding Taxes. If the Company incurs a withholding Tax or other Tax obligation with respect to the share of Company income allocable to any Member, then the Partnership Representative, without limitation of any other rights of the Company or the Partnership Representative, shall cause the amount of such obligation to be debited against the Capital Account of the Member when the Company pays the obligation, and any amounts then or in the future distributable to such Member pursuant to Section 6.2 or Section 13.2 shall be reduced by the amount of such Taxes. If the amount of the Taxes is greater than any distributable amounts, then the Member and any successor to the Member’s interest or portion of an interest in the Company shall pay to the Company as a Capital Contribution, upon demand by the Partnership Representative, the amount of such excess.

ARTICLE XI
INDEMNIFICATION; CORPORATE OPPORTUNITY

11.1. Indemnification and Limitation of Liability.

(a) To the fullest extent that limitations on the liability of the Directors and Officers are permitted under applicable law, the Officers and Directors shall not be responsible or liable in any event for any act or omission of: any agent or employee of the Company; any Investment Adviser or principal underwriter of the Company; or with respect to each Director and Officer, the act or omission of any other Director or Officer, respectively. The Company, out of the Company’s property, shall indemnify and hold harmless each and every Officer and Director from and against any and all claims and demands whatsoever arising out of or related to such Officer’s or Director’s performance of his or her duties as an Officer or Director of the Company. This limitation on liability applies to events occurring at the time a Person serves as a Director or Officer of the Company whether or not such Person is a Director or Officer at the time of any proceeding in which liability is asserted. Nothing herein contained shall indemnify, hold harmless or protect any Officer or Director from or against any liability to the Company or any Member to which such Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Person’s office.

(b) Every note, bond, contract, instrument, certificate or undertaking and every other act or document whatsoever issued, executed or done by or on behalf of the Company, the Officers or the Directors or any of them in connection with the Company shall be conclusively deemed to have been issued, executed or done only in such Person’s capacity as Director and/or as Officer, and such Director or Officer, as applicable, shall not be personally liable therefor, except as described in the last sentence of the first paragraph of Section 11.1(a) of this ARTICLE XI.

(c) Any Director, Officer and other Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the Person is or was a director, officer, employee or agent of the Company, or is or was serving at the Company’s request as a director, officer, employee or agent of another Person (each, an “Indemnified Party”), shall be entitled to indemnification from the Company for (i) expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Party in connection with such action, suit or proceeding if such Indemnified Party acted, in a manner such Indemnified Party reasonably believed to be in or not opposed to the Company’s best interests and without willful misfeasance, bad faith, gross negligence or by reckless disregard of such Indemnified Party’s duties to the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such Indemnified Party’s conduct was unlawful and (ii) to the fullest extent permitted by Delaware law and other applicable law, any and all losses, claims, damages, liabilities, that relate to the operations of the Company as set forth in this Agreement.

11.2. Procedure for Determining Permissibility. To determine whether any indemnification or advance of expenses under this ARTICLE XI is permissible, the Board may, and on request of any Person seeking indemnification or advance of expenses shall be required to, determine in each case whether the applicable standards in any applicable statute have been met. Each of the persons entitled to be indemnified for expenses and liabilities as contemplated above may, in the performance of his, her or its duties, consult with legal counsel and accountants, and any act or omission by such person on the Company’s behalf in furtherance of the Company’s interests in good faith in reliance upon, and in accordance with, the advice of such legal counsel or accountants will be full justification for any such act or omission, and such person will be fully protected for such acts and omissions, so long as such legal counsel or accountants were selected with reasonable care by or on the Company’s behalf. The reasonable expenses of any Person entitled to indemnification pursuant to Section 11.1 in prosecuting a successful claim for indemnification, and the fees and expenses of any special legal counsel engaged by the Company to determine permissibility of indemnification or advance of expenses, shall be borne by the Company.

11.3. Contractual Obligation. The obligations of the Company to indemnify an Indemnified Party under this ARTICLE XI, including the duty to advance expenses, shall be considered a contract between the Company and such Person, and no modification or repeal of any provision of this ARTICLE XI shall affect, to the detriment of such Person, such obligations of the Company in connection with a claim based on any act or failure to act occurring before such modification or repeal.

11.4. Insurance. To the fullest extent permitted by applicable law, the Officers and Directors shall be entitled and have the authority to purchase with Company property, insurance for liability and for all expenses reasonably incurred or paid or expected to be paid by a Director or Officer in connection with any claim, action, suit or proceeding in which such Person becomes involved by virtue of such Person’s capacity or former capacity with the Company, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of this Article.

11.6. Corporate Opportunities.

(a) Each of the Members shall have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company or any of its Subsidiaries or Affiliates, and the Company and each of its Members, on its own behalf and on behalf of the Members, Subsidiaries and Affiliates hereby renounces and waives any right to require such Member to act in a manner inconsistent with the provisions of this Section 11.6.

(b) The Officers may have ownership interests in a Member or its Affiliates.

(c) The Members acknowledge and agree that any Investment Adviser and each of the Officers and Directors and their respective Affiliates are not restricted from forming additional investment funds, entering into other investment advisory relationships or engaging in other business activities, even though such activities may be in competition with the Company and/or may involve substantial time and resources of any Investment Adviser or such Officer or Director. The Members also acknowledge that any Investment Adviser, Officers and Directors will not be devoted exclusively to the business of the Company, shall devote their time and effort to the affairs of the Company as they deem appropriate for the oversight of the management and affairs of the Company and shall not be expected to devote all of their time or business efforts to the affairs of the Company.

(d) Any Investment Adviser and the Officers shall agree, including with respect to such Investment Adviser and their respective Affiliates, to allocate investment opportunities among the Company and all other investment vehicles sponsored or managed by any of the them in accordance with their written allocation policies and procedures, as the same may be amended from time to time (the “Allocation Procedures”), which shall be delivered to the Board. The Board shall promptly furnish a copy of the Allocation Procedures to any Member upon request. Without limiting the generality of the foregoing, no Investment Adviser, the Officers and their respective Affiliates shall not be obligated to cause the Company to invest in a particular opportunity even if such opportunity is of a character which is suitable for the Company.

ARTICLE XII
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

12.1. Books. The Board shall retain an administrator to maintain in accordance with generally accepted accounting principles in the United States complete and accurate books of account of the Company, which books shall be open to inspection by any Member (or its authorized representative) to the extent required by the Act.

12.2. Company Funds. Except as specifically provided in this Agreement or with the approval of the Board, the Company shall not pay to, or use for, the benefit of any Member, funds, assets, credit, or other resources of any kind or description of the Company; provided that the foregoing shall not limit the power of the Board or any Officer to authorize expense reimbursements from the Company’s funds. Funds of the Company shall (a) be deposited only in the accounts of the Company in the Company’s name, (b) not be commingled with funds of any Member and (c) be withdrawn only upon such signature or signatures as may be designated in writing from time to time by the Board or an Investment Adviser.

12.3. Financial Statements and Information. Upon the written request of the Members, the Company shall deliver to each holder of Units:

(a) Within one hundred twenty (120) days after the end of each Fiscal Year, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year and (iii) a statement of Members’ equity as of the end of such year, with such financial statements to be audited and certified by the Independent Accountants;

(b) Within ninety (90) days after the end of each calendar quarter, a calculation of the Company’s net asset value as of the end of such calendar quarter (each such calculation, a “Quarterly Net Asset Value Calculation”);

(c) as soon as available after the end of each Fiscal Year, an annual Tax Report on Schedule K-1 and related tax filing information; and

(d) such other reports as determined by the Board or required by applicable law.

In connection with preparation of the Quarterly Net Asset Value Calculation, (i) investments for which market quotations are readily available shall be valued at such market quotations as of the end of each calendar quarter and (ii) and other investments shall be fair valued by the Board acting in good faith, in accordance with the Fair Valuation Policies and Procedures adopted by the Board. The Board may engage one or more third-party pricing services or valuation firms in connection with the valuation of certain investments.

12.4. Inspection Rights. Each Member shall have the right to access all information to which such Member is entitled to have access pursuant to the Act; provided that such Member must provide five (5) days’ prior written notice to the Company of the materials such Member requests be made available and the purpose for inspecting such materials. Such materials shall be provided at the offices of the Company during its regular business hours. All expenses of providing the materials requested pursuant to this Section 12.4 including duplicating fees, shall be paid by the Member requesting the information. Anything in this Section 12.4 to the contrary notwithstanding, the Board shall have the right to keep confidential from the Members, for such limited period of time as the Board deems reasonable, any information which the Board reasonably believes to be in the nature of a trade secret or other information the disclosure of which the Board in good faith believes is not in the best interest of the Company or its business or which the Company is required by applicable law or by agreement with a third party to keep confidential.

ARTICLE XIII
DISSOLUTION, LIQUIDATION, AND TERMINATION

13.1. Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:

(a) the adoption of a resolution by the Board approving the dissolution and liquidation, and the approval of such action by the affirmative vote of the holders of a majority of the outstanding Units entitled to vote on such matter;

(b) the approval by the affirmative vote of the holders of at least two-thirds (2/3) of the aggregate outstanding Units of the dissolution and liquidation;

(c) entry of a decree of judicial dissolution of the Company under the Act;

(d) the termination of the legal existence of the last remaining holder of Units or the occurrence of any other event that terminates the continued membership of the last remaining holder of Units, unless the Company is continued without dissolution in a manner provided under this Agreement or the Act; and

(e) the liquidation of the Company’s final investment and the concurrent distribution of all assets of the Company to the Members.

The Company shall not be dissolved by the admission of Members in accordance with the terms of this Agreement. The death, insanity, retirement, resignation, expulsion, bankruptcy or dissolution of a Member, or the occurrence of an event that terminates the continued membership of a Member in the Company, shall not cause the Company to be dissolved and its affairs wound up so long as the Company at all times has at least one Member. Upon the occurrence of any such event, the business of the Company shall be continued without dissolution.

13.2. Liquidation and Termination.

(a) On dissolution of the Company, the Board may appoint one or more Members or other Persons as liquidator. The liquidator shall wind up the affairs of the Company as provided in the Act and shall have all the powers set forth in the Act. The costs of liquidation shall be a Company expense.

(b) A reasonable period of time shall be allowed for the orderly termination of the Company’s business, discharge of its liabilities, and distribution or liquidation of the remaining assets so as to enable the Company to minimize the normal losses attendant to the liquidation process. Profits and Losses during the period of liquidation shall be allocated among the Members in accordance with Section 6.1. Upon satisfaction (whether by payment or by the making of reasonable provision for payment) of the Company’s liabilities, the Company’s property and assets or the proceeds from the liquidation thereof shall be applied and distributed in accordance with Section 6.2, to the extent not previously satisfied. A full accounting of the assets and liabilities of the Company shall be taken and a statement thereof shall be furnished to each Member within thirty (30) days after the distribution of all of the assets of the Company. Such accounting and statements shall be prepared under the direction of the Board.

13.3. Certificate of Cancellation. On the completion of the winding up of the Company following its dissolution, the liquidator or the Board (or such other Person or Persons as the Act may require or permit) shall file a Certificate of Cancellation with the Delaware Department of State and cancel any other filings made pursuant to Section 2.5, and the Company shall be terminated.

ARTICLE XIV
GENERAL PROVISIONS

14.1. Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be sent under this Agreement must be in writing and must be sent by registered mail, addressed to the recipient, postage paid or by delivering that writing to the recipient in person, by internationally recognized express courier, or by electronic mail; and a notice, request or consent sent under this Agreement is effective on receipt by the Person to receive it. A notice, request or consent shall be deemed received when delivered if personally delivered, or otherwise on the date of receipt by the recipient thereof. All notices, requests and consents to be sent to a Member must be sent to or made at the address ascribed to that Member on the books of the Company or such other address as that Member may specify by notice to the Company and the other Members. Any notice, request or consent to the Company must be sent to the Company at its principal office. Whenever any notice is required to be sent by law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

14.2. Entire Agreement. This Agreement constitutes the entire agreement among the parties on the date hereof with respect to the subject matter hereof and supersedes all prior understandings, contracts or agreements among the parties with respect to the subject matter hereof, whether oral or written.

14.3. Effect of Waiver or Consent. The failure of a Member to insist on the strict performance of any covenant or duty required by the Agreement, or to pursue any remedy under the Agreement, shall not constitute a waiver of the breach or the remedy.

14.4. Amendment. This Agreement may be amended or modified, or any provision hereof may be waived provided that such amendment, modification or waiver has been previously approved by the Board and the Members, if necessary; provided that any change to Section 3.3 (limitation of liability to third parties), Section 6.1(a) (allocation of Profits and Losses), Section 6.2 (distributions), Section 13.1(a) or (b) (approval of the dissolution of the Company) or Section 13.2(b) (with respect to distributions upon liquidation) shall require the approval of the Board and the Members obtained in accordance with ARTICLE IX. Any approval required by the Members may be obtained by written consent in accordance with Section 9.4. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

14.5. Binding Act. Subject to the restrictions on transfer set forth in this Agreement, this Agreement is binding on and inures to the benefit of the Members and their respective heirs, legal representatives, successors and assigns.

14.6. Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

14.7. Consent to Exclusive Jurisdiction. Each of the parties hereto agrees that any legal action or proceeding with respect to this Agreement or any agreement, certificate or other instrument entered into in contemplation of the transactions contemplated by this Agreement, or any matters arising out of or in connection with this Agreement or such other agreement, certificate or instrument, and any action for the enforcement of any judgment in respect thereof, shall be brought exclusively in the Circuit Court Delaware or the United States District Court for the District of Delaware, unless the parties to any such action or dispute mutually agree to waive this provision. By execution and delivery of this Agreement, each of the parties hereto irrevocably consents to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized express carrier or delivery service, to the applicable party at his, her or its address referred to herein. Each of the parties hereto irrevocably waives any objection which he, she or it may now or hereafter have to the laying of venue of any of the aforementioned actions or proceedings arising out of or in connection with this Agreement, or any related agreement, certificate or instrument referred to above, brought in the courts referred to above and hereby further irrevocably waives and agrees, to the fullest extent permitted by applicable law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in any inconvenient forum.

Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

14.8. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. The Members shall negotiate in good faith to replace any provision so held to be invalid or unenforceable so as to implement most effectively the transactions contemplated by such provision in accordance with the original intent of the Members signatory hereto.

14.9. Further Assurances. In connection with this Agreement and the transactions contemplated hereby, at the expense of the Company each Member shall execute and deliver any additional documents and instruments and perform any additional reasonable acts (so long as such documents, instruments and/or acts do not alter or amend, and which are consistent with, this Agreement) that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

 14.10. No Third Party Benefit. Except for any Indemnified Party (with respect to ARTICLE XI), the Indemnified Parties each being an intended beneficiary of this Agreement, the provisions hereof are solely for the benefit of the Company and its Members and are not intended to, and shall not be construed to, confer a right or benefit on any creditor of the Company or any other Person. Covenants and other provisions of this Agreement created in favor of any Person specifically identified herein are solely for the benefit of such Person and are not intended to, and shall not be construed to, confer a right or benefit on any other Person, including, without limitation, any other Member, unless expressly so stated herein.

14.11. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

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IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first set forth above.

Bluerock Institutional High Income Credit Fund LLC

By:	/s/ Jordan Ruddy
Name:	Jordan Ruddy
Title:	President

MEMBERS:

silverpeak clo CAYMAN HOLDINGS lp

By:	/s/ Adam Hagfors
Name:	Adam Hagfors
Title:	Chief Investment Officer

Silverpeak CLO Cayman GP LP

By:	/s/ Garrett Yuan
Name:	Garrett Yuan
Title:	Authorized Signatory

SCHEDULE OF MEMBERS

Member	Number of Units	Mailing Address
Silverpeak CLO Cayman Holdings LP	907,308	40 W. 57th Street, 29th Floor, New York, NY 10019
Silverpeak CLO Cayman GP LP	453	40 W. 57th Street, 29th Floor, New York, NY 10019
Total	907,761